Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces April 2007 Sales Results

Company Reaffirms its Earnings Outlook for the Full Year

New York, New York, May 10, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for April and the first quarter of fiscal 2007.

For the four-week period ended May 5, 2007, net sales declined 6.2% to $200.3 million, compared with net sales of $213.6 million for the four-week period ended April 29, 2006. By division, net sales for Ann Taylor declined 8.6% to $76.4 million in April 2007, compared with net sales of $83.6 million in April 2006. For Ann Taylor LOFT, net sales declined 9.6% to $96.6 million in April 2007, compared with net sales of $106.9 million in April 2006.

Comparable store sales for the April 2007 period decreased 12.8%, versus a comparable store sales gain of 10.9% in the April 2006 period. By division, comparable store sales declined 8.2% for Ann Taylor in the 2007 period, compared with an increase of 7.6% the prior year. For Ann Taylor LOFT, comparable store sales declined 17.4% in April 2007, compared with an increase of 13.4% the prior year.

For the first quarter of fiscal 2007, net sales advanced 4.3% to $580.3 million, compared with net sales of $556.2 million for the first quarter of 2006. By division, net sales for Ann Taylor increased 0.3% to $222.2 million in the first quarter of 2007, compared with net sales of $221.5 million the prior year. For Ann Taylor LOFT, net sales increased 0.2% to $274.3 million in the 2007 quarter, compared with net sales of $273.6 million the prior year.

Comparable store sales for the first quarter of 2007 declined 3.3%, versus a comparable store sales gain of 5.6% in the first quarter of 2006. By division, comparable store sales for Ann Taylor increased 0.9% in the first quarter of 2007, compared with an increase of 7.4% the prior year. For Ann Taylor LOFT, comparable store sales declined 9.0% in the 2007 quarter, compared with an increase of 4.7% the prior year.

Commenting on the Company’s sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “April was a difficult month for the Company. Following good results in March, our performance heading into April and for much of the month was soft, primarily due to the record cold temperatures across the country, as well as the earlier timing of Easter this year and continued softness at LOFT. For the quarter, our Ann Taylor division achieved a positive comp, delivering balanced product assortments that drove higher full-price selling. Our key wear-to-work categories and dresses were especially strong for the quarter, and we remain confident in our outlook for the division for the balance of the year. At LOFT, our results continued to reflect a product assortment that is not yet fully back on track. As previously communicated, we do expect to see gradual improvement in LOFT’s product offering over the course of the next several months heading into Fall.”

ANNTAYLOR

“Despite the soft performance in April, we continue to believe that we will meet our earnings guidance for the full year, achieving diluted earnings per share in the range of $2.15 to $2.25,” Ms. Krill stated.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 869 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 3, 2007.

Contact:

Maria A. Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.